Exhibit 5.1

July 3, 2023

Wrap Technologies, Inc.
1817 W 4th Street
Tempe, Arizona 85281

To whom it may concern:

We have acted as counsel for Wrap Technologies, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”) of the Company’s prospectus supplement, dated June 29, 2023 (the “Prospectus Supplement”), forming part of the registration statement on Form S-3 (Registration No. 333‑260612), initially filed by the Company with the Commission on October 29, 2021, amended on November 10, 2021 and declared effective on November 12, 2021 (the “Registration Statement”). The Prospectus Supplement relates to the proposed issuance of (i) an aggregate of 10,000 shares of the Company’s newly-designated Series A Convertible Preferred Stock, $0.0001 par value per share and with stated value equal to $1,000 per share (the “Preferred Stock” and the “Preferred Shares”); (ii) shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) issuable upon conversion of the Preferred Shares (the “Conversion Shares”) pursuant to the terms of the Certificate of Designations of the Preferred Stock (the “Certificate of Designations”); (iii) shares of Common Stock issuable, from time to time and upon the Company’s election, for the payment of dividends due to holders of the Preferred Shares (the “Dividend Shares”), pursuant to the terms of the Certificate of Designations; (iv) warrants (the “Warrants”) to acquire up to an aggregate of 6,896,553 shares of Common Stock, subject to adjustment (the “Warrant Shares”); (v) the Warrant Shares; (vi) placement agent warrants (the “Placement Agent Warrants”) to purchase an aggregate of 551,725 shares of Common Stock (the “Placement Agent Warrant Shares”) to be issued to Katalyst Securities LLC (the “Placement Agent”) or its designees, pursuant to the engagement agreement (as amended, the “Engagement Agreement”), dated as of June 29, 2023, between the Company and the Placement Agent; and (vii) the Placement Agent Warrant Shares.

The Preferred Shares and the Warrants are being sold pursuant a securities purchase agreement, dated June 29, 2023, between the Company and each purchaser named therein (the “Securities Purchase Agreement”).

In rendering the opinion expressed herein, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of (i) the Company’s Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, each as amended and/or restated to date (“Company Charter Documents”); (ii) certain resolutions of the Board of Directors of the Company related to the filing of the Prospectus Supplement, the authorization and issuance of the Preferred Shares and related matters; (iii) the Registration Statement, including the prospectus, and all exhibits thereto; (iv) the Prospectus Supplement and the prospectus included in the Registration Statement (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”); (v) the Securities Purchase Agreement; (vi) the Certificate of Designations; (vii) the Warrants; (viii) the Placement Agent Warrants; (ix) the Engagement Agreement; (x) a certificate executed by an officer of the Company, dated as of the date hereof; and (xi) such other corporate records of the Company, as we have deemed necessary or appropriate for the purposes of the opinion hereafter expressed.

Wrap Technologies, Inc.
July 3, 2023

As to questions of fact material to the opinion expressed below, we have, without independent verification of their accuracy, relied to the extent we deem reasonably appropriate upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

In making the foregoing examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) that all agreements or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto, and (v) that all factual information on which we have relied was accurate and complete.

Based upon the foregoing and subject to the assumptions and qualifications stated herein, we are of the opinion that:

1.

The Preferred Shares have been duly authorized and, when issued and delivered in accordance with the Securities Purchase Agreement against payment in full of the consideration payable therefor as determined by the Board or a duly authorized committee thereof and as contemplated by the Securities Purchase Agreement, the Preferred Shares will be validly issued, fully paid and non-assessable.

2.

As of the date hereof, each of the Conversion Shares and the Dividend Shares have been duly authorized and, when issued and delivered in accordance with the Certificate of Designations, the each of the Conversion Shares and the Dividend Shares will be validly issued, fully paid and non-assessable.

3.

When the Warrants have been issued and delivered in accordance with the Securities Purchase Agreement against payment in full of the consideration payable therefor as determined by the Board or a duly authorized committee thereof and as contemplated by the Securities Purchase Agreement, the Warrants will constitute valid and legally binding obligations of the Company.

4.

When the Warrants have been duly executed by the Company and delivered to and paid for by the investors pursuant to the terms of the Securities Purchase Agreement against payment in full of the consideration payable therefor as determined by the Board or a duly authorized committee thereof and as contemplated by the Securities Purchase Agreement, (a) the Warrant Shares will have been duly authorized for issuance, and (b) as of the date hereof, if, as and when issued against payment in full of the consideration payable therefor in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

Wrap Technologies, Inc.
July 3, 2023

5.

When the Placement Agent Warrants have been issued and delivered in accordance with the Engagement Agreement, the Placement Agent Warrants will constitute valid and legally binding obligations of the Company.

6.

When the Placement Agent Warrants have been duly executed by the Company and delivered to the Placement Agent pursuant to the terms of the Engagement Agreement (a) the Placement Agent Warrant Shares will have been duly authorized for issuance, and (b) as of the date hereof, if, as and when issued against payment in full of the consideration payable therefor in accordance with the terms of the Placement Agent Warrants, the Placement Agent Warrant Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the State of New York and the Delaware General Corporation Law, each as in effect on the date hereof, and we have not considered, and express no opinion on, any other laws or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Current Report on Form 8-K filed with the Commission on July 3, 2023 and to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion after the date hereof to reflect any facts or circumstances that may thereafter come to our attention or any changes that may thereafter occur

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP